Exhibit 99.1

                                 Contact: Media Relations     Investor Relations
                                          Jim Badenhausen     William Pike
                                          212-761-4472        212-761-0008


Morgan Stanley                                          For Immediate Release


Morgan Stanley Announces Sale of Aircraft Leasing Business to Terra Firma


NEW YORK, January 30, 2006 - Morgan Stanley (NYSE:MS) today announced that it has entered into a definitive agreement to sell AWAS, its aircraft leasing business, to Terra Firma for $2.5 billion in cash plus the assumption of liabilities. The sale is subject to customary regulatory approvals and closing conditions and is expected to close in the first half of 2006. Morgan Stanley announced in August 2005 its intention to exit the non-core aircraft leasing business and invest the sale proceeds in its core businesses.

John J. Mack, Chairman and CEO of Morgan Stanley said, "We are pleased with the successful outcome of the sale process we announced in August. AWAS is a strong business with superb management, but it does not fit our strategy. We continue to believe selling the business is in the best long-term interests of Morgan Stanley's shareholders. We plan to invest the sale proceeds in our core businesses consistent with our goal of delivering a higher ROE for the Company and its shareholders."

In the third quarter of 2005, Morgan Stanley recorded a charge of approximately $1.0 billion after-tax to write down the value of AWAS to its then estimated fair value. Based on the terms of the agreement, Morgan Stanley is revising its estimate of AWAS fair value, and consistent with applicable accounting standards, will reduce the previously mentioned charge by an amount that approximates $500-550 million after-tax. The resulting revision in estimate will be reflected in the Company's fourth quarter 2005 and full year 2005 results from discontinued operations and net income in the Company's annual report on Form 10-K.

Income from continuing operations for the fourth quarter 2005 and full year 2005 of $1.7 billion and $5.2 billion, respectively and full year 2005 earnings per share from continuing operations will be unaffected by this adjustment.

About AWAS
Headquartered in Seattle and with offices in New York, Miami, London, Singapore and Sydney, AWAS is one of the world's leading aircraft leasing companies, trading in the very competitive and highly specialized market of aviation operating leases. AWAS currently owns 155 modern Stage-3 type jet aircraft and has airline customers in 45 countries around the world. AWAS is managed by a team of experienced aviation industry professionals. Additional information about AWAS can be found by visiting its website at www.awas.com.

About Morgan Stanley
Morgan Stanley is a global financial services firm and a market leader in securities, investment management and credit services. With more than 600 offices in 28 countries, Morgan Stanley connects people, ideas, and capital to help clients achieve their financial aspirations.

About Terra Firma
Terra Firma is a European private equity group with offices in London and Frankfurt. Its most recent acquisitions include: in the UK, East Surrey Holdings which is the major gas supplier in Northern Ireland, Waste Recycling Group, the landfill and power operations of Shanks Group, and Odeon Cinemas; and in Europe, UCI Cinemas, Viterra, the German housing company, and Tank & Rast, the motorway service operator. This acquisition is being funded by a mixture of equity and debt underwritten by JP Morgan who also acted as financial adviser to Terra Firma on the transaction.


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